Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-171739, 333-198706 and 333-250207) and Form F-3 (No. 333-236162) of Novartis AG of our report dated January 25, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG
Basel, Switzerland
January 25, 2021